Exhibit 99.1
Sleep Number Announces Amendment to Credit Agreement

Agreement with Existing Lenders Provides Additional $55 Million of Liquidity, Including a $25 Million Term Loan, and Relief on Certain Financial and Liquidity Covenants

Company Remains Focused on New Product Rollout, New Marketing Campaign and Cost Management, while Evaluating Strategic Business Opportunities with its Advisors

Performance Remains on Track with Company’s 2026 First Quarter Expectations; Company to Announce First Quarter Results on May 12, 2026

Minneapolis, April 28, 2026 – Sleep Number (Nasdaq: SNBR) announced today that it has reached an agreement with its lenders that provides additional $55 million of liquidity, including a $25 million term loan, and relief on certain financial and liquidity covenants. The agreement enables the company to continue to execute its turnaround plan, including its product and marketing initiatives, while continuing to evaluate strategic business and financing opportunities to deliver the best value.

“We are pleased to have reached an agreement with our lending group that provides covenant relief and incremental capital to support our new product launch and marketing plans as we enter the Memorial Day selling season,” said Amy O’Keefe, Sleep Number’s CFO. “As we noted on our last earnings call, we remain focused on a long-term solution for our capital structure.”

New Product and Marketing Gains Momentum
As Sleep Number continues to prioritize resetting its capital structure, the company is executing the rollout of its new product portfolio and marketing campaign.

Earlier this year, Sleep Number introduced its largest product reset in nearly a decade, beginning with the launch of ComfortMode in late January and followed by the refresh of the broader portfolio in late March. The company has also rolled out new marketing creative, including its first major integrated campaign in several years, which launched this morning.

“While it is still early, we are happy with the customer response to the new beds and the performance of our new marketing creative, which gives me confidence in the progress against our turnaround plan,” said Linda Findley, Sleep Number’s President and CEO. “We are seeing early signs of positive customer reviews and improved Net Promoter Score for ComfortMode. In addition, performance for the quarter is in line with our expectations as disclosed on our last earnings call. We look forward to discussing quarter results on our upcoming call.”

In addition, recent consumer research underscores the impact of Sleep Number’s new product line, reinforcing the company’s focus on delivering measurable improvements in sleep quality through individualized comfort and support. When switching to a Sleep Number mattress, 9 in 10 people slept better,1 8 in 10 people got more sleep1 and 8 in 10 people experienced less pain.2

Terms of the Covenant Relief and Additional Financing
The agreement includes a new $25 million term loan that accrues interest at a rate per annum equal to one-month term SOFR plus 8% and matures on June 30, 2026. The agreement also provides certain covenant relief, including a waiver of the $30 million minimum liquidity covenant until the first week ending after July 1, 2026 and forbearance by existing lenders from exercising rights and remedies with respect to other financial covenants. In addition, the agreement includes certain milestones related to Sleep Number’s efforts to finalize a strategic transaction that maximizes enterprise value and provides payment in full of the obligations owed to its lenders. Additional details regarding the agreement, including the terms of the new term loan and related covenant relief, are available in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.

First Quarter 2026 Earnings Date
Sleep Number will release its fiscal first quarter results through April 4, 2026, before market open on Tuesday, May 12, 2026. Management will host its regularly scheduled conference call to discuss the company’s results at 8:30 a.m. EDT (7:30 a.m. CDT; 5:30 a.m. PDT).

To access the webcast, please visit the investor relations area of the Sleep Number website at ir.sleepnumber.com. The webcast replay will remain available for approximately 60 days.

1 Survey results from a 2026 study with subjects sleeping on a Sleep Number® mattress for 4-weeks compared to their original mattress.
2 Survey results from a 2026 study where 78% of subjects reported experiencing pain improvement after sleeping on a Sleep Number® mattress for 4 weeks compared to their original mattress.

About Sleep Number Corporation

Sleep Number® is the leader in personalized sleep wellness. Its mattresses are designed to evolve with each sleeper to help them feel and perform their best. With adjustable firmness, pressure-relieving support and temperature balancing comfort built into every mattress, Sleep Number beds adapt to customers’ changing needs, night after night, year after year.

Backed by almost 40 years of innovation, 1,000+ patents and patents pending, and billions of hours of sleep data, Sleep Number has helped more than 16 million people achieve their best sleep. The fully integrated model ensures quality, durability, and care at every step—from design and craftsmanship to delivery and long-term support.

Sleep Number products are awarded the industry's top recognitions, including ranked #1 in customer satisfaction for mattresses purchased in-store and online, and #1 in comfort, by J.D. Power. In addition, the company is the Official Sleep + Wellness Partner of the NFL, marking a relationship that leverages players, team partnerships, and league-wide initiatives to amplify brand awareness and drive consumer engagement.

Sleep Number mattresses, bases, bedding and furniture are available exclusively at its 600 stores nationwide and online. To learn more, visit SleepNumber.com or a store near you.

Forward-looking Statement

Statements used in this news release relating to future plans, events, financial results or performance, such as the statements that: the company remains focused on new product rollout, new marketing campaign and cost management, while evaluating strategic business opportunities with its advisors; the agreement with the company’s lenders enables it to continue executing its turnaround plan; the company continues to prioritize resetting its capital structure; the early customer response to the new beds and the performance of the company’s new marketing creative gives confidence in the company’s progress against its turnaround plan; and performance for the quarter is in line with expectations and as disclosed on our last earnings call. The most important risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission, including in Item 1A of the company’s Annual Report on Form 10-K and other periodic reports. Forward-looking statements speak only as of the date they are made, and the company does not undertake any obligation to update any forward-looking statement.

Investor Contact
investorrelations@sleepnumber.com

Media Contact
Muriel Lussier, Sleep Number Communications
muriel.lussier@sleepnumber.com